SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14A-101)

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT  [ ]

FILED BY A PARTY OTHER THAN THE REGISTRANT  [X]

CHECK THE APPROPRIATE BOX:

[ ]   PRELIMINARY PROXY STATEMENT
[ ]   DEFINITIVE PROXY STATEMENT            [ ]  CONFIDENTIAL, FOR USE OF THE
[X]   DEFINITIVE ADDITIONAL MATERIALS            COMMISSION ONLY (AS PERMITTED)
[ ]   SOLICITING MATERIAL PURSUANT TO            BY RULE 14A-6(E)(2)
      RULE 14A-12

                              HERCULES INCORPORATED
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                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                      INTERNATIONAL SPECIALTY PRODUCTS INC.
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    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)



PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[X]  NO FEE REQUIRED.

[ ] FEE COMPUTED ON TABLE BELOW PER EXCHANGE ACT RULES 14A-6(I)(4) AND 0-11.

      (1)   TITLE OF EACH CLASS OF SECURITIES TO WHICH TRANSACTION APPLIES:
            NOT APPLICABLE

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      (2)   AGGREGATE NUMBER OF SECURITIES TO WHICH TRANSACTION APPLIES:  NOT
            APPLICABLE.

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      (3)   PER UNIT PRICE OR OTHER UNDERLYING VALUE OF TRANSACTION
            COMPUTED PURSUANT TO EXCHANGE ACT RULE 0-11 (SET FORTH THE AMOUNT ON WHICH THE FILING FEE IS CALCULATED AND STATE HOW IT WAS DETERMINED): NOT APPLICABLE.

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      (4)   PROPOSED MAXIMUM AGGREGATE VALUE OF TRANSACTION:  NOT APPLICABLE.

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      (5)   TOTAL FEE PAID:  NOT APPLICABLE.

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[ ]  FEE PAID PREVIOUSLY WITH PRELIMINARY MATERIALS:

[ ] CHECK BOX IF ANY PART OF THE FEE IS OFFSET AS PROVIDED BY EXCHANGE ACT RULE 0-11(A)(2) AND IDENTIFY THE FILING FOR WHICH THE OFFSETTING FEE WAS PAID PREVIOUSLY. IDENTIFY THE PREVIOUS FILING BY REGISTRATION STATEMENT NUMBER, OR THE FORM OR SCHEDULE AND THE DATE OF ITS FILING.

      (1)       AMOUNT PREVIOUSLY PAID:  NOT APPLICABLE.

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      (2)       FORM, SCHEDULE OR REGISTRATION STATEMENT NO.:  NOT APPLICABLE.

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      (3)       FILING PARTY:  NOT APPLICABLE.

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      (4)       DATE FILED:  NOT APPLICABLE.

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

                        INTERNATIONAL SPECIALTY PRODUCTS



                                                                  April 28, 2001
Fellow Hercules Stockholder:

                                    BULLETIN
                                    --------

         We wish to bring to your attention information we recently received which bears directly we believe on the most critical issue of the proxy contest
- whether the Hercules Board can be trusted to protect the interests of the Company's stockholders.

         In mid-1999, a major multinational chemicals company made an offer to acquire Hercules at a price of approximately $58 per share, which represented a premium over Hercules' stock price at the time of almost 50%. The offer called for an all-stock transaction and came after the buyer conducted due diligence, which Hercules permitted only after requiring the company to enter into a restrictive standstill agreement. Under the terms of the agreement, the purchaser was prohibited from making its offer directly to Hercules stockholders.

         Some time after the standstill agreement was signed, Hercules rejected the offer and terminated discussions. Hercules never disclosed this important information to stockholders, and based on the Company's current depressed market price, the failure to consummate this transaction has cost the Company's stockholders almost $5 billion. This is virtually the same Hercules Board that currently professes its commitment to maximize stockholder values.

         Aren't you as appalled as we are by Hercules' rejection of this very attractive offer and the Board's refusal to let the Company's stockholders decide for themselves?

                                    * * * * *


                    HERCULES' "VALUE MAXIMIZATION" PROCESS -
                         CONTINUED NON-PROGRESS REPORTS

         While the Hercules Board has talked a good game concerning its efforts to maximize stockholder values, it has in our view nothing to show for them. Despite a drumbeat of optimistic prognostications from the Company, no transaction involving the sale of Hercules appears in sight.

         Consider the Company's statements and decide for yourself whether the Hercules Board has unrealistically raised stockholder expectations:

         o "[B]y the end of February or early March we would hope to have something to report" (February 8, 2001);

         o "We are moving through critical stages of discussions with third parties who are interested in either parts or all our businesses" (March 27, 2001);

         o "[T]he Company has contacted many potential purchasers of the Company or certain of its businesses, and has entered into confidentiality agreements with, and supplied information to, a large number of potential transaction partners..." (April 12, 2001); and

         o "Board's disciplined process of selling Hercules...proceeds towards a critical stage" (April 21, 2001).

         We reiterate our previous request that the Hercules Board clarify the status of the sale process so that the Company's stockholders can determine for themselves whether the Board is now continuing the process only as a ploy to perpetuate itself in office.

         Even with regard to the Company's more limited program, initiated more than a year ago, to divest certain non-core assets - the FiberVisions, resins and food gums businesses - the Hercules record has been in our view an embarrassment.

                  (a) As to the Company's FiberVisions business, after Hercules made several announcements last year that it was in discussions with an undisclosed potential buyer, talks were called off in January because the parties could not agree on a selling price. Since that time, Hercules has been "actively reevaluating and assessing all possibilities for the future of FiberVisions."

                  (b) With regard to the Company's resins business, Hercules has been engaged in "on-again, off-again" talks with Eastman Chemical for more than seven months. After the parties reached an agreement in February, Hercules announced that it expected to close the transaction by the end of March. On March 27, Hercules stated that the Eastman transaction had been delayed by a "regulatory hurdle," and now more than four weeks later the transaction is still yet to close. While the Hercules Board has refused to disclose the price of the transaction, it has acknowledged that it is earnings dilutive. Gil Yang, a chemicals security analyst at Salomon Smith Barney, reports that the price was "modest at best" (7 x EBITDA) and well below earlier expectations.

                  (c) The only transaction actually consummated by Hercules involves the transfer of the Company's food gums business to CP Kelco, a joint venture between Hercules and a merchant banking firm, which venture in turn acquired Monsanto's biogums business for approximately $600 million. According to a Wall Street Journal article (April 12,
         2001), the acquisition is reported to have "turned sour" only weeks after the transaction closed when the venture disclosed "unexpected operating problems." The partnership recently filed suit against Pharmacia Corporation (formerly Monsanto) alleging $430 million in compensatory damages (70% of the purchase price), claiming that it had been taken advantage of by a "skilled and experienced group of mergers-and-acquisition specialists."


                    The HERCULES BOARD PLAYS the "BLAME GAME"

         Instead of addressing the issues of real importance for all Hercules stockholders - the Hercules record, the Board's utter inability to maximize stockholder values, and the future direction of the Company - Hercules seeks to shift the blame for the failure of its "value maximization" process onto ISP in a transparent attempt to divert your attention.

         Without a scintilla of evidence to support its claim, the Hercules Board now asserts that potential acquirors of Hercules "may be (emphasis added) reluctant" to acquire the Company because of the ongoing proxy contest, presumably on the theory that ISP might be perceived as opposed to a sale transaction. We have consistently stated that we support a sale of Hercules at a fair price. What interest would ISP, with its $150 million investment in Hercules, have in blocking a favorable transaction?

         If the Hercules Board were genuinely concerned about the effect of the proxy contest, ask yourself: Why did it not avail itself of the opportunities we offered to prevent or substantially delay the contest? When we asked the Hercules Board to permit us to acquire additional shares, for example, we offered a standstill agreement which we contemplated would have precluded us from waging a proxy contest for at least a year. The Hercules Board flatly rejected this proposal without even discussing it with us. Again, after the Hercules Board later claimed that the proxy contest was interfering with its sale process, in an attempt to bend over backwards, we offered to delay our proxy filing if the Board would postpone the Annual Meeting for a like amount of time (see March 5th letter to Hercules at p. 21 of ISP's Proxy Statement) - only to have our suggestion rejected again.

         We leave it to you to decide just who is responsible for the rejection of the $58 per share acquisition offer, the improvident BetzDearborn acquisition, the CP Kelco fiasco, the disastrous performance of the Company and its stock price over the last five years, and the failure of the Board's "value maximization" process.

                   ------------------------------------------

         On a final note, we have serious question as to the direction and day-to-day management of the Company. A Hercules computer systems manager (who asked not to be identified) said it best when he recently stated, according to an April 23rd Delaware News Journal article, that Hercules executives do not seem to realize that "even as they try to sell the company, the company still needs to be run and managed."

         Recently, Hercules announced that it was "reactivating" its search for a permanent CEO, a search announced by the Board last October. When did the Hercules Board "deactivate" this search, for what reason, and why did it fail to inform its stockholders of this development in a timely fashion? Don't you think that the Hercules Board has done an enormous disservice to the Company and its stockholders by failing to recognize that a company of the size and complexity of Hercules cannot be operated effectively without a permanent CEO?

               THE TIME FOR EXCUSES IS OVER! PLEASE SIGN, DATE AND
                   RETURN THE ENCLOSED BLUE PROXY CARD TODAY!

         We are sincerely appreciative of the support our nominees have received to date.



         /s/ Samuel J. Heyman          /s/ Sunil Kumar







================================================================================
        If you have any questions or need assistance voting your shares, please call the firm assisting us in this solicitation:

                                   GEORGESON
                                  SHAREHOLDER
                              COMMUNICATIONS INC.

                           17 State Street, 10th Floor
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